Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of February 27, 2015 (this “Agreement”), is entered into by and between ATLAS ENERGY GROUP, LLC a Delaware limited liability company (the “Company”), and the purchasers signatory hereto (each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, this Agreement is being entered into in connection with the issuance and sale of the Purchased Units pursuant to the Series A Preferred Unit Purchase Agreement, dated as of February 25, 2015, by and between the Company and the Purchasers (the “Purchase Agreement”);

WHEREAS, the Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Purchase Agreement; and

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the introductory paragraph of this Agreement.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or day on which banking institutions in the State of New York are authorized or required by Law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” shall have the meaning specified in the LLC Agreement.

“Company” shall have the meaning specified in the introductory paragraph of this Agreement.

“Conversion Units” shall have the meaning specified in the LLC Agreement.

“Effective Date” means, with respect to a particular Shelf Registration Statement, the date of effectiveness of such Shelf Registration Statement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Filing Date” shall have the meaning specified in Section 2.01(a) of this Agreement.

“Governmental Authority” has the meaning specified in the Purchase Agreement.

“Holder” means a record holder of Registrable Securities.

“Included Registrable Securities” shall have the meaning specified in Section 2.02(a) of this Agreement.

“Law” means any applicable federal, state or local order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“LLC Agreement” shall mean the Third Amended and Restated Limited Liability Company Agreement of the Company, as amended by Amendment 1 and as such agreement may be further amended from time to time.

“Losses” shall have the meaning specified in Section 2.08(a) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

“NYSE” means the New York Stock Exchange.

“Opt-Out Notice” shall have the meaning specified in Section 2.02(a).

“Other Holder” shall have the meaning specified in Section 2.02(b) of this Agreement.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Authority or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Piggyback Offering” shall have the meaning specified in Section 2.02(a) of this Agreement.

“Primary Offering” shall have the meaning specified in Section 2.04(n) of this Agreement.

“Purchase Agreement” shall have the meaning specified in the recitals of this Agreement.

“Purchased Units” shall have the meaning specified in the Purchase Agreement.

“Purchaser” and “Purchasers” shall have the respective meanings specified in the introductory paragraph of this Agreement.

“Registrable Securities” means the Series A Preferred Units and the Common Units underlying the Series A Preferred Units acquired pursuant to the Purchase Agreement (including the Series A Preferred Units issued to the Purchaser as payment-in-kind pursuant to the terms of the Series A Preferred Units and the Common Units underlying any such Series A Preferred Units).

“Registration Expenses” shall have the meaning specified in Section 2.07(a) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” shall have the meaning specified in Section 2.07(a) of this Agreement.

“Selling Holder” means a Holder who is selling Registrable Securities under a registration statement pursuant to the terms of this Agreement.

“Series A Preferred Unit” shall have the meaning specified in the LLC Agreement.

“Shelf Registration Statement” means a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time as permitted by Rule 415 of the Securities Act (or any similar provision then in force under the Securities Act).

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Registrable Securities are sold to an underwriter on a best efforts or firm commitment basis for reoffering to the public.

“Underwritten Offering Filing” shall have the meaning specified in Section 2.02(a) of this Agreement.

“Underwritten Offering Request” shall have the meaning specified in Section 2.03(a) of this Agreement.

Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security at the earliest of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such registration statement; (b) when such Registrable Security has been disposed of pursuant to Rule 144 (or any similar provision then in force) under the Securities Act; (c) when such Registrable Security is held by the Company or one of its subsidiaries; and (d) when such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to the terms of this Agreement.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Shelf Registration.

(a) Shelf Registration. As soon as practicable following the Company’s receipt of written notice from one or more Holders requesting the filing of a Shelf Registration Statement in respect of not less than $5 million of Registrable Securities in the aggregate (based on the expected gross proceeds), the Company shall prepare and file a Shelf Registration Statement under the Securities Act covering such Registrable Securities and shall provide notice to the other Holders and provide them with the opportunity to also include their Registrable Securities in such Shelf Registration Statement. If the Company does not meet the Commission’s definition of “well known seasoned issuer,” the Company shall use its reasonable best efforts to cause the Shelf Registration Statement to become effective no later than 180 days after the date of the filing of such Shelf Registration Statement (the “Filing Date”). A Shelf Registration Statement filed pursuant to this Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by the Company. The Company will use its reasonable best efforts to cause a Shelf Registration Statement filed pursuant to this Section 2.01(a) to be continuously effective under the Securities Act until the earliest date on which any of the following occurs: (i) all Registrable Securities covered by such Shelf Registration Statement have been distributed in the manner set forth and as contemplated in such Shelf Registration Statement and (ii) there are no longer any Registrable Securities outstanding. A Shelf Registration Statement when it becomes or is declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Shelf Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the Effective Date of a Shelf Registration Statement, but in any event within three (3) Business Days of such date, the Company will notify the Selling Holders of the effectiveness of such Shelf Registration Statement.

(b) Suspension by the Company. Notwithstanding anything to the contrary contained in this Agreement, the Company may, upon written notice to the Selling Holders, delay the effectiveness of a Shelf Registration Statement or suspend such Holder’s use of any prospectus that is a part of an effective Shelf Registration Statement (in which event the Holder shall discontinue sales of the Registrable Securities pursuant to the effective Shelf Registration Statement) if (A) the Company is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Company determines in good faith that the Company’s ability to pursue or consummate any such transaction would be materially and adversely affected by any required disclosure of such transaction in a Shelf Registration Statement (including disclosures incorporated by reference in a Shelf Registration Statement) or (B) the Company is in possession of other material, non-public information the disclosure of which at such time, in the good faith judgment of the Company, would materially and adversely affect the Company; provided, that in no event shall the Company delay the effectiveness of a Shelf Registration Statement or prohibit the Holders from selling Registrable Securities pursuant to the Shelf Registration Statement for a period that exceeds an aggregate of 90 days in any 365-day period. Upon disclosure of such information or the termination of the conditions described in this Section 2.01(b), shall provide prompt notice to the Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall pursue the effectiveness of the Shelf Registration Statement or promptly terminate any suspension of sales pursuant to an effective Shelf Registration Statement, as applicable, and the Company shall take such other actions reasonably necessary or appropriate to permit sales of Registrable Securities pursuant to an effective Shelf Registration Statement as contemplated in this Agreement.

Section 2.02 Piggyback Rights.

(a) Underwritten Offering Piggyback Rights. If at any time during which there remains Registrable Securities, the Company proposes to file (i) a prospectus supplement to an effective shelf registration statement, other than a Shelf Registration Statement contemplated by Section 2.01, or (ii) a registration statement, other than a shelf registration statement or a registration statement on Form S-4 or S-8, in either case, for the sale of Common Units in an Underwritten Offering for its own account, then, as soon as practicable but not less than three (3) Business Days prior to the filing of (A) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) of the Securities Act, (B) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) of the Securities Act (if no preliminary prospectus supplement is used) or (C) such registration statement (other than a shelf registration statement), as the case may be (an “Underwritten Offering Filing”), the Company shall give notice of such proposed Underwritten Offering to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Common Units that are Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing (a “Piggyback Offering”); provided, however, that the Company shall not be required to offer such opportunity to Holders if (aa) one or more Holders do not offer a minimum of $5 million of Common Units that are Registrable Securities, in the aggregate (based on the expected gross proceeds) or (bb) the Company has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Units, in which case the amount of Registrable Securities to be offered for the accounts of participating Holders shall be determined based on the provisions of Section 2.02(c) of this Agreement. Each Holder shall keep any information relating to any such Underwritten Offering confidential and shall not disseminate or in any way disclose such information. Except as provided in Section 2.02(b), each Holder shall then have five (5) Business Days from the date of such notice to request inclusion of its Common Units that are Registrable Securities in the Piggyback Offering. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Piggyback Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Company shall determine for any reason not to undertake or to delay such Underwritten Offering, the Company shall give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay of the Underwritten Offering.

Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to the Company of such withdrawal at least one (1) Business Day prior to the time of pricing of such Underwritten Offering. Notwithstanding the foregoing, any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing.

(b) Priority of Piggyback Rights. In connection with an Underwritten Offering contemplated by Section 2.02(a), if the Managing Underwriter or Underwriters of such Underwritten Offering advises the Company that the total amount of Common Units that the Selling Holders and any other Persons intend to include in such Underwritten Offering exceeds the number that can be sold in such Underwritten Offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Common Units that such Managing Underwriter or Underwriters advises the Company can be sold without having such adverse effect, with such number to be allocated (i) first to the Company, (ii) second pro rata among the Selling Holders and any other Persons who have been or are granted registration rights on or after the date of this Agreement who have requested participation in the Underwritten Offering (the “Other Holders”) based, for each such Selling Holder or Other Holder, on the percentage derived by dividing (A) the number of Common Units proposed to be sold by such Selling Holder(s) and such Other Holders in such Underwritten Offering; by (B) the aggregate number of Common Units proposed to be sold by all Selling Holders and all Other Holders in the Underwritten Offering.

Section 2.03 Underwritten Offering.

(a) Request for Underwritten Offering. In the event that a Selling Holder (together with any Affiliates that are Selling Holders) elects to dispose of Registrable Securities under a Shelf Registration Statement pursuant to an Underwritten Offering and reasonably anticipates gross proceeds of greater than $5 million from such Underwritten Offering of Registrable Securities, the Company shall, at the request of such Selling Holder (each, an “Underwritten Offering Request”), enter into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and shall use reasonable best efforts to take all such other reasonable actions as are requested by the Managing Underwriter to expedite or facilitate the disposition of the Registrable Securities.

(b) General Procedures. In connection with any Underwritten Offering, the Company shall be entitled to select the Managing Underwriter or Underwriters. In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and the Company shall be obligated to enter into an underwriting agreement with the Managing Underwriter or Underwriters that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of equity securities. No Selling Holder may participate in an Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers-of-attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by Law. If any Selling Holder disapproves of the terms of an Underwritten Offering, such Selling Holder may elect to withdraw therefrom by notice to the Company and the Managing Underwriter; provided, however, that such withdrawal must be made at least one (1) Business Day prior to the pricing of such Underwritten Offering to be effective. No such withdrawal or abandonment shall affect the Company’s obligation to pay Registration Expenses. Upon the receipt by the Company of a written request from the Holders of at least $5 million of Registrable Securities that are participating in an Underwritten Offering, the Company’s management shall be required to participate in a roadshow or similar marketing effort in connection with that Underwritten Offering; provided, that management: (i) agrees to the proposed commencement date of any roadshow or similar marketing effort; (ii) is not required to participate in any roadshow or similar marketing effort for more than two days and (iii) is not required to participate in more than one roadshow or similar marketing effort in an six month period.

Section 2.04 Sale Procedures. In connection with its obligations under this Article II, the Company will, as expeditiously as practicable:

(a) prepare and file with the Commission such amendments and supplements to a Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Shelf Registration Statement effective (or file a replacement Shelf Registration Statement) and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Shelf Registration Statement;

(b) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such Shelf Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) an electronic copy of such Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or other registration statement;

(c) if applicable, use its reasonable best efforts to register or qualify the Registrable Securities covered by a Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or “blue sky” laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Company shall not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d) promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of a Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) and any written request by the Commission for amendments or supplements to such Shelf Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(e) immediately notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, or any supplemental amendment thereto, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of such Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Company agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f) upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(g) in the case of an Underwritten Offering, furnish upon request, (i) an opinion letter of counsel for the Company dated the date of the closing under the underwriting agreement,

including a standard “10b-5” letter and (ii) a “cold comfort” letter dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus included therein and any supplement thereto) and as are customarily covered in opinion letters of issuer’s counsel and in accountants’ letters delivered to the underwriters in underwritten offerings of equity securities;

(h) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(i) make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and the Company personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Company need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Company reasonably satisfactory to the Company;

(j) cause all such Common Units that are Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system, if any, on which Common Units issued by the Company are then listed;

(k) use its reasonable best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(l) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(m) take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, to expedite or facilitate the disposition of such Registrable Securities; and

(n) (i) subject to the appropriate confidentiality obligations, cooperate with a Selling Holder if such Selling Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of the Registrable Securities of such Selling Holder pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement a “Primary Offering”), in allowing such Selling Holder to, conduct customary “underwriter’s due diligence” with respect to the Company and satisfy its obligations in respect thereof, (ii) furnish to such Selling Holder upon such Selling Holder’s request, on the date of the effectiveness of any Primary Offering and thereafter from time to time on such dates as such Selling Holder may reasonably request, the letters covered by Section 2.04(g) of this Agreement, in each case addressed to such Selling Holder, and (iii) permit legal counsel to such Selling Holder to review and comment upon any such Primary Offering at least five (5) Business Days prior to its filing with the Commission and all amendments and supplements to any such Primary Offering within a reasonable number of days prior to their filing with the Commission and not file any Primary Offering or amendment or supplement thereto in a form to which such Selling Holder’s legal counsel reasonably objects in writing.

Each Selling Holder, upon receipt of notice from the Company of the happening of any event of the kind described in subsection (e) of this Section 2.04, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.04 or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, such Selling Holder will deliver, or will request the Managing Underwriter or underwriters, if any, to deliver to the Company all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus and any prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.

If reasonably requested by a Selling Holder, the Company shall: (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Shelf Registration Statement or any other registration statement contemplated by this Agreement.

Section 2.05 Cooperation by Holders. The Company shall have no obligation to include Registrable Securities of a Holder in a Shelf Registration Statement or in an Underwritten Offering under Article II of this Agreement if such Selling Holder has failed to timely furnish such information that, upon the advice of counsel to the Company, is reasonably required for such registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.06 Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities who is included in a Shelf Registration Statement shall agree to enter into a customary lock-up agreement with respect to the public sale or distribution of such Holder’s Registrable Securities to the extent required by a managing underwriting in connection with a public offering; provided that the duration of such lock-up shall not exceed the period imposed by the underwriters on the officers and directors of the Company in connection with such public offering.

Section 2.07 Expenses.

(a) Certain Definitions. “Registration Expenses” means all expenses incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities in a Shelf Registration Statement pursuant to Section 2.01, a Piggyback Offering pursuant to Section 2.02, or an Underwritten Offering pursuant to Section 2.03, and the disposition of such securities, including, without limitation, all customary registration, filing, securities exchange listing and NYSE fees, all customary registration, filing, qualification and other fees and expenses of complying with securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of counsel to the Company and independent public accountants for the Company, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance and the reasonable fees and disbursements of one counsel for all Selling Holders. “Selling Expenses” means all underwriting fees, discounts and selling commissions (and similar fees or arrangements associated with) and transfer taxes allocable to the sale of the Registrable Securities.

(b) Expenses. The Company will pay all reasonable Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering or a Piggyback Offering, whether or not any sale is made pursuant to the related registration statement. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities.

Section 2.08 Indemnification.

(a) By the Company. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, employees, agents and managers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, and its directors, officers, employees, agents and managers, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in the light of the circumstances under which such statement is made) contained in a Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any free writing prospectus related thereto, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that the Company will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder, such underwriter or such controlling Person in writing specifically for use in the Shelf Registration Statement or such other registration statement, free writing prospectus or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer, employee, agent, manager or controlling Person, and shall survive the transfer of such securities by such Selling Holder.

(b) By Each Selling Holder. Each Selling Holder agrees to indemnify and hold harmless the Company, its directors, officers, employees and agents and each Person, if any, who controls the Company within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any free writing prospectus related thereto, or any amendment or supplement thereof; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer, employee, agent, manager or controlling Person, and shall survive the transfer of such securities by such Selling Holder.

(c) Notice. Promptly after any indemnified party has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the indemnified party believes in good faith is an indemnifiable claim under this Agreement, the indemnified party shall give the indemnifying party written notice of such claim but failure to so notify the indemnifying party will not relieve the indemnifying party from any liability it may have to such indemnified party hereunder except to the extent that the indemnifying party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable out-of-pocket expenses and fees of such separate counsel and other reasonable out-of-pocket expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, the indemnifying party shall not settle any indemnified claim without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.

(d) Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of gross proceeds received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to Law, equity, contract or otherwise.

Section 2.09 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the date hereof;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) so long as a Holder owns any Registrable Securities, furnish, unless otherwise available at no charge by access electronically to the Commission’s EDGAR filing system, to such Holder forthwith upon request (i) a copy of the most recent annual or quarterly report of the Company, and (ii) such other reports and documents so filed with the Commission as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.10 Transfer or Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities granted to the Purchaser by the Company under this Article II may be transferred or assigned by a Holder to a transferee or assignee; provided, that (i) the transferee or assignee is an Affiliate of the Purchaser or (ii) there is transferred to such transferee at least $5 million of Registrable Securities. The transferor shall give written notice to the Company at least ten (10) Business Days prior to any said transfer or assignment, setting forth the information required under Section 3.01 of this Agreement for each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and each such transferee shall agree in writing to be subject to all of the terms and conditions of this Agreement.

Section 2.11 Limitation on Subsequent Registration Rights. From and after the date hereof, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any Underwritten Offering by the Company for its own account on a basis that is superior in any way to the Piggyback Offering rights granted to the Holders pursuant to Section 2.02 of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.01 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by hand delivery, electronic mail, registered or certified mail, return receipt requested, regular mail, facsimile or air courier guaranteeing overnight delivery to the following addresses:.

(a)	If to the Company:

Atlas Energy Group, LLC

1000 Commerce Dr., Suite 400

Pittsburgh, PA 15275

Fax: 215-405-3882

Attn: Sean McGrath

with a copy to:

Wachtell, Lipton, Rosen & Katz

Attention: David K. Lam

  Brandon C. Price

Facsimile: (212) 403-2000

or, if to a Purchaser, to the address set forth on the signature page for such Purchaser or if to a transferee of the Purchaser, to the transferee at the addresses provided pursuant to Section 2.10 above. All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when notice is sent to the sender that the recipient has read the message, if sent by electronic mail; (iii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; (iv) when receipt is acknowledged, if sent by facsimile; and (v) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 3.02 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.03 Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 3.04 Recapitalization, Exchanges, Etc. Affecting the Registrable Securities. The provisions of this Agreement shall apply to the fullest extent set forth herein with respect to any and all units of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, splits, recapitalizations and the like occurring after the date of this Agreement.

Section 3.05 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

Section 3.06 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.07 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.08 Governing Law, Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 3.09 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 3.10 Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.11 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Company set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.12 Amendment. This Agreement may be amended only by means of a written amendment signed by the Company and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.13 No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.14 Obligations Limited to Parties to this Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers, their respective permitted assignees and the Company shall have any obligation hereunder and that, notwithstanding that one or more of the Company and the Purchasers may be a corporation, partnership, limited liability company or other entity, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Company, the Purchasers or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise by incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Company, the Purchasers or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Company, the Purchasers or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any assignee of a Holder.

Section 3.15 Interpretation. Article and Section references in this Agreement are references to the corresponding Article and Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by the Company under this Agreement, such action shall be in the Company’s sole discretion unless otherwise specified.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

ATLAS ENERGY GROUP, LLC

By:	/s/ Daniel C. Herz
Name:	Daniel C. Herz
Title:	Senior Vice President

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

Leon G. Cooperman

	By:	/s/ Leon G. Cooperman

Address for notices:		17024 Brookwood Drive
Boca Raton, Florida 33496

With copies to:		Omega Advisors, Inc.
810 7th Avenue, 33rd Floor
New York, NY 10019
	Fax:	(212) 495-5236
	Attn:	David Bloom

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

Solomon Investment Partnership, L.P.

By:	Isidore Corporation
Its:	General Partner

By:	/s/ Edward Cohen
Name:	Edward Cohen
Title	President, Isidore Corp., GP,
Solomon Investment Partnership, L.P.

Solomon Investment Partnership, L.P.
Atlas Energy Group, LLC
Park Place Corporate Center One
1000 Commerce Drive, Suite 400
Pittsburgh, Pennsylvania 15275

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

Jonathan Cohen

/s/ Jonathan Cohen

Julia Pershan Cohen

/s/ Julia Pershan Cohen

Address for notices:	Jonathan Cohen
Atlas Energy Group, LLC
Park Place Corporate Center One
1000 Commerce Drive, Suite 400
Pittsburgh, Pennsylvania 15275

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

Arete Foundation

	By:	/s/ Edward Cohen
	Name:	Edward Cohen
	Title:	Trustee

Address for notices:		Arete Foundation
Atlas Energy Group, LLC
Park Place Corporate Center One
1000 Commerce Drive, Suite 400
Pittsburgh, Pennsylvania 15275

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

Daniel Herz

/s/ Daniel Herz

Jillian Herz

/s/ Jillian Herz

Address for notices:	Daniel Herz
Atlas Energy Group, LLC
Park Place Corporate Center One
1000 Commerce Drive, Suite 400
Pittsburgh, Pennsylvania 15275

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

Freddie Kotek

/s/ Freddie Kotek

Address for notices:	Freddie Kotek
Atlas Energy Group, LLC
Park Place Corporate Center One
1000 Commerce Drive, Suite 400
Pittsburgh, Pennsylvania 15275

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

Matthew Jones

/s/ Matthew Jones

Address for notices:	Matthew Jones
Atlas Energy Group, LLC
Park Place Corporate Center One
1000 Commerce Drive, Suite 400
Pittsburgh, Pennsylvania 15275

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

Sean McGrath

/s/ Sean McGrath

Address for notices:	Sean McGrath
Atlas Energy Group, LLC
Park Place Corporate Center One
1000 Commerce Drive, Suite 400
Pittsburgh, Pennsylvania 15275

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

David Jansky

/s/ David Jansky

Address for notices:	David Jansky
Atlas Energy Group, LLC
Park Place Corporate Center One
1000 Commerce Drive, Suite 400
Pittsburgh, Pennsylvania 15275

[Signature Page to Registration Rights Agreement]